Exhibit 2

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of June 13, 2020 (this “Agreement”), entered into by and between PSP AGFS Holdings, L.P., a Delaware limited partnership (“Investor”) and Rohm and Haas Company, a Delaware corporation (“Stockholder”).

WHEREAS, as of the date hereof, Stockholder beneficially owns (as defined in the Exchange Act) the number of issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”) of AgroFresh Solutions, Inc., a Delaware corporation (the “Company”), set forth opposite Stockholder’s name on the signature page hereto (all such Shares beneficially owned by Stockholder as of the date hereof, together with any Shares that are hereafter issued to or otherwise owned or acquired by Stockholder prior to the termination of this Agreement (including pursuant to any exercise of options or warrants of the Company, vesting of any restricted stock of the Company or exercise or conversion of other securities, or pursuant to a stock dividend, distribution, split-up, recapitalization, combination or similar transaction) being hereinafter referred to as the “Subject Shares”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Investor is entering into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”), with the Company, and as a condition to the Investor’s willingness to enter into the Investment Agreement, the Investor has required Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Subject Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1
Voting Agreement

Stockholder hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, to appear at such meeting or otherwise cause all of its Subject Shares which the Stockholder beneficially owns as of the applicable record date to be counted as present thereat for purposes of calculating a quorum and vote, or cause the holder of record on any applicable record date to vote, all Subject Shares that Stockholder is entitled to vote at the time of any vote (a) to approve and adopt the Transactions and any actions necessary for the consummation thereof, (b) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Transactions, (c) (x) in favor of each nominee or director nominated by Investor or any of the PSP Fund and (y) against the removal of any director nominated by Investor or any of the PSP Fund and (d) against (i) any action, proposal, transaction or agreement in favor of an Alternative Transaction without regard to the terms of such Alternative Transaction, (ii) any agreement or action by the Company that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Investment Agreement, and (iii) any transaction that, if consummated, would cause the Company to be delisted from the

NASDAQ or prohibit the Company from being listed or quoted for trading on any other U.S. national securities exchange; provided, however, that this clause (iii) shall not apply to any transaction that is a “Change of Control” as defined in the Certificates of Designation.

Article 2
Representations and Warranties of Stockholder

Stockholder represents and warrants to the Investor as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of the First Closing Date):

Section 2.01. Authorization. The Stockholder has the legal capacity and requisite power to enter into and deliver this Agreement and perform Stockholder’s obligations hereunder, and if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to execute, deliver and perform this Agreement on behalf of the Stockholder. This Agreement constitutes a legal, valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.

Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement does not and will not (a) constitute a default or an event that, with or without notice or lapse of time or both, could become a default under or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (b) result in the imposition of any Lien on any of the Subject Shares of Stockholder, except for such matters as would not reasonably be expected to prevent or materially impede Stockholder’s ability to perform its obligations under this Agreement. No consent, approval, waiver, authorization or permit of, action by, filing with or notification to any Governmental Authority is required in connection with the execution and delivery of this Agreement by Stockholder, except for applicable requirements, if any, under the Exchange Act and any other applicable federal or state securities Laws, and for such consents, approvals, waivers, authorizations, permits, actions, filings or notifications the absence of which would not reasonably be expected, individually or in the aggregate, to impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations hereunder.

Section 2.03. Ownership of Shares. Stockholder is, and, subject to Section 4.01, at all times during the period of this Agreement will be, the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), except as provided hereunder or pursuant to applicable federal securities laws. None of the Subject Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

Section 2.04. Total Shares. Except for the Subject Shares set forth on the signature page hereto, as of the date hereof, Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or

2

exchangeable for shares of capital stock or voting securities of the Company or (c) options, warrants, subscription rights, or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05. Voting Power. Except as otherwise permitted by this Agreement, Stockholder has full voting power with respect to its Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares.

Section 2.06. Reliance by Investor. Stockholder understands and acknowledges that the Investor is entering into the Investment Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

Section 2.07. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Investor or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

Article 3
Representations and Warranties of the Investor

The Investor represents and warrants to Stockholder as follows:

Section 3.01. Authorization. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby are within the respective corporate, limited liability company or limited partnership powers, as applicable, of the Investor and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Investor.

Section 3.02. Non-Contravention. The execution and delivery of this Agreement by the Investor does not, and the performance by the Investor of its obligations hereunder will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Investor’s formation documents, (b) contravene, conflict with, or result in a violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority, or (c) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, result in the imposition of any Lien on any assets of the Investor, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Investor is entitled under any provision of any agreement or other instrument binding upon the Investor, as applicable, except, in the case of clause (c), for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Investor’s ability to perform its obligations under this Agreement. No consent, approval, waiver, authorization or permit of, action by, filing with or notification to any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Investor or the consummation by it of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any

3

other applicable federal or state securities laws and for such consents, approvals, waivers, authorizations, permits, actions, filings or notifications the absence of which would not reasonably be expected, individually or in the aggregate, to impair or adversely affect the Investor’s ability to perform its obligations hereunder.

Article 4
Covenants of Stockholder

Stockholder hereby covenants and agrees that.

Section 4.01 No Proxies for or Encumbrances on Shares. From the date hereof until December 15, 2020, except pursuant to the terms of this Agreement, Stockholder shall not, directly or indirectly, without the prior written consent of the Investor, (a) grant or permit the grant of any proxy, power of attorney or other authorization or enter into any voting trust or other agreement or arrangement with respect to the Subject Shares, (b) sell, assign, transfer, encumber, gift, pledge, hypothecate or otherwise dispose of, or consent to, permit or enter into any contract, option or other arrangement with respect to the sale, assignment, transfer, encumbrance, gift, pledge, hypothecation or other disposition of, any Subject Shares, or any interest therein, or create or permit to exist any Lien on any such Subject Shares or (c) take or permit any other action that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or would make any representation or warranty of such Stockholder contained herein untrue or incorrect; provided however, that from and after October 31, 2020, Stockholder may sell, assign, transfer, encumber, gift, pledge, hypothecate or otherwise dispose of up to an aggregate of twenty percent (20%) of the Subject Shares in one or more public or private transactions (provided further that, solely in the event (x) of a private transaction and (y) if the record date with respect to the meeting of stockholders at which the Company Stockholder Approval is being sought is on or before October 31, 2020, the Stockholder shall vote the Subject Shares in accordance with Article 1 whether or not a portion of such Subject Shares have been transferred after October 31, 2020). Any attempted transfer of Subject Shares, or any interest therein, in violation of this Section 4.01 shall be null and void. In furtherance of this Agreement, Stockholder shall and hereby does authorize the Company and Investor’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of Stockholder’s Subject Shares (and that this Agreement places limits on the voting and transfer of Stockholder’s Subject Shares); provided, however, that any such stop transfer restriction shall terminate automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 6.03; provided further, that notwithstanding the foregoing, Stockholder shall be permitted to sell, assign or transfer any Shares so long as the transferee of such Shares received from Stockholder in connection with this Section 4.01 (the “Transferred Shares”) agrees in writing (i) to assume all of Stockholder’s obligations hereunder in respect of such Transferred Shares, (ii) to be bound by the terms of this Agreement with respect to such Transferred Shares to the same extent as Stockholder is bound hereunder and (iii) to make each of the representations and warranties of Stockholder hereunder in respect of such Transferred Shares.

4

Section 4.02. Other Offers. Stockholder shall not and shall not authorize or permit its representatives to directly or indirectly (a) solicit, initiate or knowingly encourage or facilitate any Alternative Transaction or (ii) enter into, or undertake to enter into any contract for an Alternative Transaction, or otherwise requiring it to abandon, terminate or fail to consummate the Transactions. From and after the execution of this Agreement and through the earlier of the Second Closing Date or the termination of this Agreement in accordance with its terms, the Stockholder shall promptly advise the Investor in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Alternative Transaction (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved) and promptly furnish to the Investor a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto.

Article 5
Documentation and Information

Stockholder consents to and authorizes the publication and disclosure by the Company, the Investor and their respective Affiliates of Stockholder’s identity and holding of Subject Shares and the nature of Stockholder’s commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement). Stockholder agrees to promptly notify the Investor of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Article 6
Miscellaneous

Section 6.01. Further Assurances. The Investor and Stockholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the Transactions.

Section 6.02. Registration Rights. Notwithstanding any prior agreements, Stockholder hereby agrees to waive all of its rights set forth in Section 15 of that certain Investor Rights Agreement, dated July 31, 2015, by and among Stockholder, the Company and the other parties thereto, as well as any other limitation on, and hereby consents to, (i) the grant of registration rights to the Investor in connection with the Transactions and (ii) the Company’s execution of a Registration Rights Agreement in the form attached as Exhibit G of the Investment Agreement (the “Registration Rights Agreement”). Investor hereby agrees that (a) Stockholder will have third party beneficiary rights to enforce Section 1.6(c) and Section 1.8(b) of the Registration Rights Agreement with respect to Stockholder’s rights thereunder and (b) the Investor will not amend Section 1.6(c) or Section 1.8(b) of the Registration Rights Agreement with respect to Stockholder’s rights thereunder without Stockholder’s prior written consent.

5

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. This Agreement shall automatically terminate upon the earliest to occur of (i) the date on which the Company Stockholder Approval is obtained and (ii) the date on which the Investment Agreement is terminated in accordance with its terms, provided that Section 4.01 of this Agreement shall terminate upon the earliest to occur of (x) receipt of the Company Stockholder Approval, (y) the date on which the Investment Agreement is terminated in accordance with its terms and (z) December 15, 2020. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided further that the Investor may assign any or all of its rights, interests and obligations under this Agreement to an Affiliate of the Investor, but no such assignment shall relieve the Investor of its obligations hereunder.

Section 6.06. No Partnership, Agency or Joint Ventures. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 6.07. No Third Party Beneficiaries. Stockholder and the Investor agree that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Investor (in the case of Stockholder) or Stockholder (in the case of Investor), in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 6.08. Governing Law. This Agreement and any dispute based upon or arising out of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

6

Section 6.09. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10. Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

Section 6.11. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

Section 6.12. Specific Performance. The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as provided in the following sentence. It is accordingly agreed that, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement from the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Investment Agreement in effect as of the date hereof.

Section 6.14. Capacity. Stockholder is signing this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of Stockholder or any affiliate, employee, designee or representative of Stockholder or any of its affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of its Subsidiaries.

Section 6.15. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 6.16. Notices. All notices, statements or other documents which are required or contemplated by this Agreement to be given, delivered or made by the Stockholder or the Investor to the other shall be in writing (each a “Notice”) and shall be: (a) sent via email, (b) delivered personally or by commercial messenger; (c) sent via a recognized overnight courier service; or (d)

7

sent by registered or certified mail, postage pre-paid and return receipt requested; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

if to the Investor:	c/o Paine Schwartz Partners, LLC 475 Fifth Avenue, 17th Floor New York, NY 10017
	Attention:	Kevin Schwartz Alexander Corbacho Renata Malavazzi
	Email:	kschwartz@paineschwartz.com acorbacho@paineschwartz.com rmalavazzi@paineschwartz.com

with a copy to:	Kirkland & Ellis LLP 300 N LaSalle Chicago, IL 60654
	Attention:	Corey D. Fox, P.C. Ross Leff, P.C. Maggie Flores Peter Stach
	Email:	cfox@kirkland.com ross.leff@kirkland.com maggie.flores@kirkland.com peter.stach@kirkland.com
if to Stockholder to:	Dow Inc. 2211 H.H. Dow Way Midland, MI 48674 Attention: Jonathan P. Wendt, Director – Office of the Corporate Secretary and Affiliated Companies Email: jonathan.wendt@dow.com
with a copy to:	Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Attention: Richard Alsop Email: richard.alsop@shearman.com

Section 6.17. No Presumption Against Drafter. Investor and Stockholder acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of this page intentionally left blank]

8

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the day and year first above written.

PSP AGFS HOLDINGS, L.P.
By:	Paine Schwartz Food Chain Fund V GP, L.P.
Its:	General Partner

By:	Paine Schwartz Food Chain Fund V GP, Ltd.
Its:	General Partner

By:	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Director

[Signature Page to Support Agreement]

Rohm and Haas Company
By:	/s/ Mark Gibson
	Name:	Mark Gibson
	Title:	Chief Financial Officer

Class of Stock	Shares Owned
Common Stock	21,001,151
Warrants	3,000,000

[Signature Page to Support Agreement]